EXHIBIT 3.1.1

ARTICLES OF AMENDMENT TO
ARTICLES OF INCORPORATION OF
OLD POINT FINANCIAL CORPORATION

The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:

1.	The name of the corporation is Old Point Financial Corporation (the "Corporation").
2.
The text of Article III of the Articles of Incorporation of the Corporation (the "Articles of Incorporation") is hereby deleted in its entirety and replaced by the following (such amendment, the "Amendment to Article III"):

III. Capital Stock

A.	General Authorization. The Corporation shall have authority to issue 10,000,000 shares of Common Stock, par value $5.00 per share.
B.	No Preemptive Rights. Stockholders shall have no preemptive rights to acquire any unissued shares of the Corporation.
3.	The text of Article V of the Articles of Incorporation is hereby deleted in its entirety and replaced by the following (such amendment, the "Amendment to Article V"):
V. Directors

A.	Number. The number of directors shall be fixed by the Bylaws. Absent any Bylaw fixing the number of directors, that number shall be 25.
B.
Election of Directors. At any meeting of stockholders held for the purpose of electing directors, each director to be elected by stockholders shall be elected as such by the affirmative vote of a majority of the votes cast on behalf of shares present and eligible to vote at a meeting for the election of directors at which a quorum is present, except that the directors shall be elected by the vote of a plurality of the shares present and eligible to vote at any such meeting if the Secretary determines that the number of nominees exceeds the number of directors to be elected as of the date seven days prior to the date of the first mailing of the proxy statement for such meeting.  A "majority of the votes cast" shall mean that the number of shares eligible to vote voted "for" a director's election exceeds 50% of the number of eligible votes cast with respect to that director's election.  "Votes cast" includes votes "for" that director's election plus votes to withhold authority with respect to that director's election and excludes abstentions and broker non-votes with respect to that director's election.

4.	Each of the Amendment to Article III and the Amendment to Article V was adopted by the Board of Directors on March 8, 2016.

5.
Each of the Amendment to Article III and the Amendment to Article V was proposed by the Board of Directors and submitted to the shareholders on May 24, 2016 in accordance with the provisions of Title 13.1, Chapter 9 of the Code of Virginia, and:

a.
The designation, number of outstanding shares, and number of votes entitled to be cast by each voting group entitled to vote separately on each of the Amendment to Article III and the Amendment to Article V were:

Designation	Number of outstanding shares	Number of votes
Common Stock	4,959,009	4,848,463

b.	And the total number of votes cast for and against the Amendment to Article III by each voting group entitled to vote separately on the Amendment to Article III were:

Voting group	Total votes FOR	Total votes AGAINST
Common Stock	3,778,220	297,390

c.	And the total number of votes cast for and against the Amendment to Article V by each voting group entitled to vote separately on the Amendment to Article V were:

Voting group	Total votes FOR	Total votes AGAINST
Common Stock	3,786,266	291,955

d.	And the number cast for each of the Amendment to Article III and the Amendment to Article V by each voting group was sufficient for approval by that voting group.

Pursuant to Section 13.1-606 of the Virginia Stock Corporation Act, the effective time and date of these Articles of Amendment shall be 11:59 p.m. on May 26, 2016.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned has caused these Articles of Amendment to be executed as of this 26th day of May, 2016.

/s/ Robert F. Shuford, Sr.
Robert F. Shuford, Sr.
Chairman, President & Chief Executive Officer